Exhibit 99.1

STAAR Surgical Reports Fourth Quarter and Full Year 2017 Results

MONROVIA, CA, February 28, 2018---STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye today reported financial results for the fourth quarter and full year ended December 29, 2017.

Fourth Quarter 2017 Overview

•	Record Quarter - Net Sales of $24.9 Million Up 12% from the Prior Year Quarter
•	Record Quarter - ICL Sales Up 19% and Units Up 20% from the Prior Year Quarter
•	IOL Sales Down 11% and Units Down 6% from the Prior Year Quarter
•	Gross Margin at 69.9% of Sales from 71.7% of Sales in the Prior Year Quarter due to Larger Volume of Lower Margin Injector Sales
•	Fourth Quarter Breakeven per Share – In Line with Prior Year Quarter

•	Cash, Cash Equivalents and Restricted Cash Ended the Quarter at $18.6 Million.

Full Year 2017 Overview

•	Record Year - Net Sales of $90.6 Million Up 10% from Prior Year
•	Record Year - ICL Sales Up 16% and Units Up 17% from the Prior Year
•	IOL Sales Down 12% and Units Down 5% from the Prior Year
•	Gross Margin Improved to 70.9% of Sales from 70.8% of Sales in the Prior Year
•	Full Year Net Loss of ($0.05) per Share vs. Prior Year Net Loss of ($0.30) Per Share

“We completed our three year, 2015 to 2017, transformational base business plan on target and finished 2017 with a solid foundation for growth for 2018 to 2020,” said Caren Mason, President and CEO. “The 2017 investments in the clinical, quality, regulatory, research and development, commercial and operations infrastructure have appreciably reinforced STAAR and contributed to our readiness for a stronger growth trajectory in 2018 and beyond. We began to realize this emerging strength in our ICL sales results in Q3 and Q4 of 2017 which combined accounted for 20% growth over the second half of 2016. We begin 2018 with several new products in development, a pivotal clinical trial about to begin in Europe to validate the EVO Visian ICL EDOF lens for the treatment of Presbyopia, recent three to five year compliance certifications from regulatory bodies representing Korea and Europe, additional and strengthened strategic cooperation partnerships around the globe and myriad new programs for our Ophthalmic surgeons including upgraded certified training, practice development and consumer outreach support. As disclosed in November, we expect to bolster our strategic imperatives for 2018 with additional investment in commercial infrastructure expansion, clinical studies, regulatory compliance and consumer outreach which will require a low double digit increase in operating expenses over 2017 actual. We remain committed to double digit top line growth fueled by anticipated mid-teens or greater ICL sales and unit growth. In 2018, we expect to continue strong positive cash flow and cash generation. We plan to improve our earnings as compared to 2017 and to achieve good progress on our sustained profitability promise which we believe is realizable, as we have indicated, later in the three year planning cycle,” said Ms. Mason.

Financial Overview – Q4 2017

Net sales were $24.9 million for the fourth quarter of 2017, up 12% compared to $22.1 million reported in the prior year quarter. The sales increase was driven by ICL revenue and unit growth of 19% and 20%, respectively, and strong injector part sales.  Sales of IOLs decreased 11% compared to the prior year quarter.

Gross profit margin for the fourth quarter of 2017, was 69.9% compared to the prior year period of 71.7%.  The decrease in gross margin for the quarter is due to unfavorable product mix due to increased sales of low margin injector parts, increased freight and inventory provisions, and decreased ASPs, partially offset by an increased sales mix of Toric ICLs.

Operating expenses for the quarter were $18.6 million compared to the prior year quarter of $14.6 million.  General and administrative expenses were $5.6 million compared to the prior year quarter of $3.9 million. The increase in general and administrative expenses was due to increased total compensation and travel costs. Marketing and selling expenses were $7.8 million compared to the prior year quarter of $6.5 million. The increase in marketing and selling expenses was due to the timing of our Experts Meeting and the ESCRS, which were held and expensed in the third quarter of 2016 versus being held and expensed in the fourth quarter of 2017 as well as increased commercial operations expense in China. Research and development expenses were $5.2 million compared to the prior year quarter of $4.3 million. The increase in research and development expenses was due to an increase in clinical expenses associated with our clinical trial for the next generation ICL with EDOF optic and due to the write- off of certain capital equipment no longer in use. The equipment write-off was offset by an income tax benefit recorded as a result of the 2017 Tax Cuts and Jobs Act.

Net loss for the fourth quarter of 2017 was $0.1 million or approximately $0.00 per share compared with a net loss of $0.2 million or $0.00 per share for the prior year quarter. Adjusted Net Income for the fourth quarter of 2017 and 2016 was $0.8 million or $0.02 per share. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Financial Overview – Full Year 2017

Net sales were $90.6 million for FY 2017, up 10% compared to $82.4 million reported in the prior year. The sales increase was driven by ICL revenue and unit growth of 16% and 17%, respectively, and strong injector part sales.  Sales of IOLs decreased 12% compared to the prior year.

Gross profit margin for FY 2017 increased to 70.9% of revenue compared to 70.8% of revenue for fiscal 2016. Gross margin for 2017 increased due to an increase in sales mix of Toric ICLs, improved country mix, and lower unit costs largely offset by the increased mix of lower margin injector sales and lower ICL and IOL average selling prices.

Operating expenses for FY 2017 were $67.9 million compared to prior year of $71.0 million.  The decrease in operating expense is due to the non-cash charges related to the immediate vesting of all unvested equity awards as a result of the triggering of the “Change of Control” provisions of the Company’s equity incentive plan in 2016 which was not repeated in 2017 and decreased quality remediation consulting, partially offset by increased headcount and overall compensation and increased commercial operations expense in China.

Net loss for full year 2017 was $2.1 million or approximately $0.05 per share compared with a net loss of $12.1 million or $0.30 per share for the prior year. Adjusted Net Income for full year 2017 was $0.4 million or $0.01 per share, compared with an Adjusted Net Loss of $1.6 million or $0.04 per share for FY 2016. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash, cash equivalents and restricted cash at December 29, 2017 totaled $18.6 million, compared to $14.1 million at the end of the fourth quarter of 2016.  Continued focus on optimizing the Company's cash position through revenue growth, expense mitigation, and working capital management enabled the Company to effectively increase its cash balances.

Conference Call

The Company will host a conference call and webcast on Wednesday, February 28, 2018 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Conference ID 6684729), please dial 855-765-5684 for domestic participants and 262-912-6252 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Conference ID 6684729) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 855-859-2056 for domestic callers and 404-537-3406 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income (Loss)” and “Adjusted Net Income (Loss) Per Share” exclude the following items that are included in “Net Income (Loss)” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and quality remediation expenses. Management believes that “Adjusted Net Income (Loss)” and “Adjusted Net Income (Loss) Per Share” are useful to investors in gauging the outcome of the key drivers of the business performance: the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control. Management has excluded quality remediation expenses because their inclusion may mask underlying trends in our business performance.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718. In calculating Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share, STAAR excludes these expenses because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO Visian ICL™ product line. More than 750,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.discovericl.com. STAAR has approximately 350 full-time equivalent employees and markets lenses in over 75 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, including those relating to the plans, strategies, and objectives of management for future operations or prospects for achieving such plans, expectations for sales, revenue, earnings, marketing and clinical initiatives, completion of remediation or other expense, or expense timing, success and timing of new or improved products, clinical trials, research and development activities, investment imperatives, and any statements of assumptions underlying any of the foregoing. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 30, 2016 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; global economic conditions; changes in currency exchange rates; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval (including but not limited to FDA requirements regarding the Visian Toric ICL and/or actions related to the FDA Warning Letter and Form FDA-483s), or to take enforcement action; research and development efforts; the purchasing patterns of our distributors carrying inventory in the market; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The Visian Toric ICL and the Visian ICL with CentraFLOW, now known as EVO Visian ICL, are not yet approved for sale in the United States.

CONTACT:	Investors & Media

EVC Group

Brian Moore, 310-579-6199

Doug Sherk, 415-652-9100

Consolidated Balance Sheets

(in 000's)

Unaudited

	December 29,	December 30,
ASSETS	2017	2016
Current assets:
Cash and cash equivalents	$18,520	$13,999
Accounts receivable trade, net	17,853	16,344
Inventories, net	13,310	14,825
Prepayments, deposits, and other current assets	4,207	4,349
Total current assets	53,890	49,517
Property, plant, and equipment, net	9,776	11,790
Intangible assets, net	271	473
Goodwill	1,786	1,786
Deferred income taxes	1,242	1,139
Other assets	967	772
Total assets	$67,932	$65,477
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$4,438	$4,283
Accounts payable	6,033	8,311
Obligations under capital leases	1,278	1,198
Other current liabilities	7,339	7,275
Total current liabilities	19,088	21,067
Obligations under capital leases	531	1,339
Deferred income taxes	350	915
Asset retirement obligations	202	195
Deferred rent	172	59
Pension liability	4,653	3,997
Total liabilities	24,996	27,572

Stockholders' equity:
Common stock	414	407
Additional paid-in capital	204,920	197,657
Accumulated other comprehensive loss	(1,150)	(1,050)
Accumulated deficit	(161,248)	(159,109)
Total stockholders' equity	42,936	37,905
Total liabilities and stockholders' equity	$67,932	$65,477

Consolidated Statements of Operations

(In 000's except for per share data)

Unaudited

	Three Months Ended						Year Ended
	% of	December 29,	% of	December 30,	Fav (Unfav)		% of	December 29,	% of	December 30,	Fav (Unfav)
	Sales	2017	Sales	2016	Amount	%	Sales	2017	Sales	2016	Amount	%
Net sales	100.0%	$24,852	100.0%	$22,137	$2,715	12.3%	100.0%	$90,611	100.0%	$82,432	$8,179	9.9%

Cost of sales	30.1%	7,472	28.3%	6,259	(1,213)	-19.4%	29.1%	26,331	29.2%	24,063	(2,268)	-9.4%

Gross profit	69.9%	17,380	71.7%	15,878	1,502	9.5%	70.9%	64,280	70.8%	58,369	5,911	10.1%

Selling, general and administrative expenses:
General and administrative	22.5%	5,600	17.5%	3,874	(1,726)	-44.6%	22.8%	20,665	27.0%	22,252	1,587	7.1%
Marketing and selling	31.6%	7,848	29.2%	6,472	(1,376)	-21.3%	31.0%	28,130	34.5%	28,478	348	1.2%
Research and development	20.9%	5,192	19.3%	4,276	(916)	-21.4%	21.1%	19,116	24.6%	20,294	1,178	5.8%
Total selling, general, and administrative expenses	75.0%	18,640	66.0%	14,622	(4,018)	-27.5%	74.9%	67,911	86.1%	71,024	3,113	4.4%

Operating income (loss)	-5.1%	(1,260)	5.7%	1,256	(2,516)	-200.3%	-4.0%	(3,631)	-15.3%	(12,655)	9,024	-71.3%

Other income (expense):
Interest expense, net	-0.1%	(24)	-0.1%	(27)	3	-11.1%	-0.1%	(112)	-0.1%	(112)	-	0.0%
Gain (loss) on foreign currency transactions	0.3%	81	-0.7%	(160)	241	-150.6%	0.9%	819	-0.2%	(147)	966	-657.1%
Royalty income	0.7%	181	0.5%	111	70	63.1%	0.6%	581	0.7%	618	(37)	-6.0%
Other income (expense), net	0.1%	30	0.0%	2	28	1400.0%	0.1%	47	-0.2%	(148)	195	-131.8%
Total other income, net	1.0%	268	-0.3%	(74)	342	-462.2%	1.5%	1,335	0.2%	211	1,124	532.7%

Income (loss) before provision (benefit) for income taxes	-4.1%	(992)	5.4%	1,182	(2,174)	-183.9%	-2.5%	(2,296)	-15.1%	(12,444)	10,148	-81.5%

Provision (benefit) for income taxes	-3.4%	(854)	6.1%	1,349	2,203	163.3%	-0.2%	(157)	-0.4%	(315)	158	-50.2%

Net income (loss)	-0.7%	$(138)	-0.7%	$(167)	$29	-17.4%	-2.3%	$(2,139)	-14.7%	$(12,129)	$9,990	-82.4%

Net income (loss) per share - basic		$-		$-				$(0.05)		$(0.30)
Net income (loss) per share - diluted		$-		$-				$(0.05)		$(0.30)

Weighted average shares outstanding - basic		41,223		40,635				41,004		40,329
Weighted average shares outstanding - diluted		41,223		40,635				41,004		40,329

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income (loss)	$(138)	$(167)	$(2,139)	$(12,129)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	789	731	3,133	2,664
Amortization of long-lived intangibles	55	57	221	228
Deferred income taxes	(711)	442	(547)	(1,364)
Change in net pension liability	91	101	186	491
Stock-based compensation expense	976	415	3,161	8,558
Loss on disposal of property and equipment	601	157	623	222
Provision for sales returns and bad debts	277	106	463	205
Inventory provision	472	231	1,739	1,610
Changes in working capital:
Accounts receivable	(1,898)	(2,478)	(1,857)	(771)
Inventories	(413)	(9)	312	213
Prepayments, deposits and other current assets	700	267	(64)	(851)
Accounts payable	250	413	(2,501)	1,007
Other current liabilities	61	(138)	123	966
Net cash provided by operating activities	1,112	128	2,853	1,049

Cash flows from investing activities:
Acquisition of property and equipment	(77)	(496)	(1,046)	(3,205)
Net cash used in investing activities	(77)	(496)	(1,046)	(3,205)

Cash flows from financing activities:
Repayment of capital lease obligations	(316)	(122)	(1,300)	(424)
Proceeds from sale-leaseback transactions	-	392	-	1,546
Repurchase of employee common stock for taxes withheld	-	-	(234)	(611)
Proceeds from vested resricted stock and exercise of stock options	1,695	790	3,971	2,442
Net cash provided by (used in) financing activities	1,379	1,060	2,437	2,953

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(26)	(977)	279	(200)

Increase in cash, cash equivalents and restricted cash	2,388	(285)	4,523	597
Cash, cash equivalents and restricted cash, at beginning of the period	16,253	14,403	14,118	13,521
Cash, cash equivalents and restricted cash, at end of the period	$18,641	$14,118	$18,641	$14,118

Global Sales

(in 000's)

Unaudited

	Three Months Ended					Year Ended
		December 29,		December 30,	% Change		December 29,		December 30,	% Change
		2017		2016	Fav (Unfav)		2017		2016	Fav (Unfav)
Sales by Region
North America	9.0%	$2,228	12.7%	$2,810	-20.7%	9.9%	$9,014	12.8%	$10,536	-14.4%
Europe, Middle East, Africa, Latin America	31.3%	7,767	31.3%	6,927	12.1%	30.7%	27,800	31.2%	25,691	8.2%
Asia Pacific	59.7%	14,857	56.0%	12,400	19.8%	59.4%	53,797	56.0%	46,205	16.4%
Total Sales	100.0%	$24,852	100.0%	$22,137	12.3%	100.0%	$90,611	100.0%	$82,432	9.9%

Product Sales
ICLs	75.0%	$18,627	71.0%	$15,722	18.5%	75.4%	$68,325	71.7%	$59,111	15.6%
IOLs	17.6%	4,383	22.2%	4,923	-11.0%	19.0%	17,258	23.9%	19,706	-12.4%
Other	7.4%	1,842	6.8%	1,492	23.5%	5.6%	5,028	4.4%	3,615	39.1%
Total Sales	100.0%	$24,852	100.0%	$22,137	12.3%	100.0%	$90,611	100.0%	$82,432	9.9%

Reconciliation of Non-GAAP Financial Measure

(in 000's)

Unaudited

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2017	2016	2017	2016
Net income (loss) - (as reported)	$(138)	$(167)	$(2,139)	$(12,129)
Less:
Foreign currency impact	(81)	160	(819)	147
Stock-based compensation expense	976	415	3,161	8,558
Quality remediation expense	-	381	210	1,865
Net income (loss) - (adjusted)	$757	$789	$413	$(1,559)

Net income (loss) per share, basic - (as reported)	$-	$(0.00)	$(0.05)	$(0.30)
Foreign currency impact	(0.00)	0.00	(0.02)	0.00
Stock-based compensation expense	$0.02	0.01	0.08	0.21
Quality remediation expense	-	0.01	0.01	0.05
Net income (loss) per share, basic - (adjusted)	$0.02	$0.02	$0.01	$(0.04)

Net income (loss) per share, diluted - (as reported)	$(0.00)	$(0.00)	$(0.05)	$(0.30)
Foreign currency impact	(0.00)	0.00	(0.02)	0.00
Stock-based compensation expense	0.02	0.01	0.08	0.21
Quality remediation expense	-	0.01	0.00	0.05
Net income (loss) per share, diluted - (adjusted)	$0.02	$0.02	$0.01	$(0.04)

Weighted average shares outstanding - Basic	41,223	40,635	41,004	40,329
Weighted average shares outstanding - Diluted	42,823	41,524	42,096	40,329

Note:  Net income (loss) per share (adjusted), basic and diluted, may not add due to rounding